Exhibit 4.5

FOURTH CERTIFICATE OF AMENDMENT

TO THE RESTATED CERTIFICATE OF INCORPORATION OF

THE COOPER COMPANIES, INC.

The Cooper Companies, Inc. (the “Corporation”) a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify that:

1.    The name of the Corporation is The Cooper Companies, Inc. and the Certificate of Incorporation was originally filed with the Secretary of State of the State of Delaware on March 4, 1980 under the name “CooperVision, Inc.” Said Certificate of Incorporation was restated on December 20, 1982.

2.    Article IV(a) of the Restated Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

“(a) Number of Shares. The total number of shares of all classes of stock which the corporation shall have authority to issue is 71,000,000 consisting of (i) 70,000,000 shares of Common Stock (“Common Stock”), each share having a par value of $.10, and (ii) 1,000,000 shares of Preferred Stock (“Preferred Stock”) each share having a par value of $.10.”

3.    This Certificate of Amendment has been duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware. The Board of Directors of the Corporation adopted resolutions setting forth this amendment, declaring this amendment to be advisable and calling for submission of this amendment to the stockholders of the Corporation for consideration at the Corporation’s annual meeting. The stockholders of the Corporation approved this amendment at the Corporation’s annual meeting, which was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Restated Certificate of Incorporation to be executed by a duly authorized officer of the Corporation on this 25th day of March, 2003.

THE COOPER COMPANIES, INC.

By:	/s/ Carol R. Kaufman
Carol R. Kaufman
Its:	Vice President